EX-34 (d)
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Report of Independent Registered Public Accounting Firm

Irwin Union Bank and Trust Company

We have examined management's assertion, included in the accompanying
Report on Assessment of Compliance with Regulation AB Servicing Criteria, that Irwin Union Bank and Trust Company (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the MASTR SECOND LIEN TRUST 2006-1 (the "MASTR Second Lien Trust 2006-1) platform, except for the material instance of noncompliance described therein, as of and for the nine month period ended December 31, 2006, and except for the servicing criteria set forth in Section 1122(d)(1)(iii), which the Company has determined is not applicable to the activities performed by them with respect to the servicing platform covered by this report. The MASTR Second Lien Trust 2006-1 is the only asset-backed securitization transaction covered by this platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with Sections 1122(d)(3)(i)(C), 1122(d)(4)(i), 1122(d)(4)(x)(A),
1122(d)(4)(x)(B), 1122(d)(4)(x)(C), 1122(d)(4)(xi), 1122 (d)(4)(xii),
1122(d)(4)(xiii) and 1122(d)(4)(xv) of Regulation AB, there were no servicing activities performed by the Company during the nine month period ended December 31, 2006 that required these servicing criteria to be complied with. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(vii) applicable to the Company during the nine month period ended December 31, 2006. The Company failed to prepare bank account reconciliations within 30 days after the bank statement cutoff date.


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In our opinion, except for the material noncompliance described in the third paragraph, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the nine months period ended December 31, 2006.


/s/ Ernst & Young LLP

March 1, 2007


A Member Practice of Ernst & Young Global

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